Exhibit 10.1
AGREEMENT

THIS AGREEMENT (“Agreement”), effective as of the 3rd day of January 2013, is by and among H&R Block Management, LLC, a Delaware limited liability company (“HRB Management”), H&R Block, Inc., a Missouri corporation (the “Company”), and William C. Cobb (“Executive”).

WHEREAS, the Company and Executive have determined that the award of stock options made on, and the related grant agreement entered into on, June 30, 2011, for 694,445 shares of common stock (collectively, the “Original Option Award”) exceeded the individual award limit in the 2003 Long-Term Executive Incentive Plan (the “2003 Plan”) and was therefore not a valid award under the 2003 Plan;

WHEREAS, the Company and the Executive are parties to the Employment Agreement by and among HRB Management, the Company, and Executive dated April 27, 2011 (the “Employment Agreement”) that required and obligated the Company to issue the Original Option Award;

WHEREAS, the Company and Executive have determined that corrective actions should occur with respect to the Original Option Award;

WHEREAS, the Company has established the 2013 Long Term Incentive Plan, effective January 1, 2013 (the “2013 Plan”); and

WHEREAS, this Agreement has been reviewed and approved by the compensation committee (“Committee”) of the board of directors (“Board”) of the Company.

Accordingly, the Company and Executive agree as follows:

1.           Corrective Action.  The Executive and the Company agree that the Original Option Award (to the extent it had any force or effect outside of the 2003 Plan) shall have no force or effect hereafter and shall be deemed ineffective.  In exchange for the various agreements by the parties hereto contained in this Agreement and other good and valuable consideration (the sufficiency of which is acknowledged by the parties hereto), the Company agrees that it will grant to Executive 112,475 restricted share units (“RSUs”) subject to a deferral feature and 581,970 non-qualified stock options with a strike price of $19.14 (collectively, the “New Awards”) on January 3, 2013 (“Grant Date”), subject to the terms and conditions provided in the applicable award agreements for each grant.  The calculation of the number of RSUs and stock options for the New Awards was made as follows:

(a)           RSUs.  The number of RSUs granted pursuant to this Agreement was determined by (i) taking the product of 694,445 (the number of shares of Company common stock originally subject to the Original Option Award) multiplied by the excess of the closing share price of Company common stock on the Grant Date over $16.04 (the exercise price of the Original Option Award) and (ii) dividing this aggregate in the money amount by the closing share price of Company common stock on the Grant Date (and rounding to the nearest whole number).

(b)           Stock Options.  The number of non-qualified stock options granted pursuant to this Agreement was determined by subtracting from 694,445 (the number of shares of Company common stock subject to the Original Option Award) the number of RSUs granted pursuant to subparagraph (a). The exercise period of the stock options shall terminate on June 30, 2021.

(c)           Vesting.  Pursuant to the authority of the Committee to establish vesting terms under sections 5.5 and 7.4 of the 2013 Plan, the New Awards shall vest as follows:

(i)           One-third of the RSUs and one-third of the stock options shall be vested as of the Grant Date;

(ii)           One-third of the RSUs and one-third of the stock options shall vest as of June 30, 2013; and

(iii)           One-third of the RSUs and one-third of the stock options shall vest as of June 30, 2014.

(d)           Settlement of Vested RSUs.  Pursuant to section 12.5 of the 2013 Plan, the shares of Company common stock underlying the vested RSUs awarded pursuant to this Agreement shall not be issued to Executive until the earlier of:

(i)           June 30, 2021; or

(ii)           (A) Executive’s separation from service with the Company if Executive is not, at the time of such separation, a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (a “Specified Employee”) or (B) the first day of the seventh month after Executive’s separation from service with the Company if Executive is a Specified Employee at the time of such separation.

2.           Acknowledgement.  The parties hereto agree and acknowledge that the terms of this Agreement fulfill HRB Management and the Company’s obligations to Executive with respect to Fiscal Year 2012 as set forth in Section 3(f) of the Employment Agreement.

3.           Legal Expenses.  The Company will pay Executive’s reasonable legal fees and expenses incurred in connection with the preparation of this Agreement within thirty (30) days after receipt of an invoice.

4.           Binding Effect.  This Agreement shall bind and shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

5.           Governing Law.  This Agreement and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Missouri without giving effect to any choice or conflicts of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Missouri.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first above written.

H&R Block Management, LLC

By:_________________________
Name: Aileen M. Wilkins
Title:   Chief People Officer

H&R Block, Inc.

By:_________________________
Name: Aileen M. Wilkins
Title:   Chief People Officer

____________________________
William C. Cobb